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                                                           EXHIBIT 3.7

    ARTICLES OF INCORPORATION OF SYLVEST MANAGEMENT SYSTEMS CORPORATION.


Article I. Incorporator. The undersigned, William A. McCampbell, Suite 300, 2550 M. Street, N.W., Washington, DC 20037, being at least 18 years old or older, does hereby form a corporation under the general laws of the State Maryland.

Article II.    The name of the corporation is SYLVEST MANAGEMENT SYSTEMS
CORPORATION.

Article III    Purpose. The purposes for which corporation is formed are:

     (a) To engage in the business of buying, selling and developing goods, services and technology in the computer field and to engage in all activities related thereto; (b) To do all things lawful, necessary and incident to the accomplishment of the purpose set forth above; to exercise all lawful powers now possessed by Maryland corporations of similar character; and to engage in any business in which a corporation organized under the laws of Maryland may engage except any business that is required to be specifically set forth in the Articles of Incorporation; (c) The objects powers and purposes specified in any clause or paragraph hereinabove contained shall be constructed as objects and powers in furtherance and not in limitation of the general powers conferred by the laws of the State of Maryland; and it is expressly provided that the foregoing enumeration of specific powers shall in no corporation, or in any manner affect any general powers of authority of the corporation.

Article IV. Principal Office. The address of the principal office is 3009 Marcando Lane, Upper Marlboro, MD. 20772.

Article V. Resident Agent. The name of the resident agent of the corporation is Gary S. Murray, whose address is 3009 Marcando Lane, Marlboro, Md. 20772.

Article VI. Authorized Shares. The total number of shares of stock of all classes which the corporation has authority to issue is 1000. All shares shall be shares of common stock. At all elections of directors of the corporation, each holder of common stock shall be entitled to one vote for each share registered in his name on the books of the corporation. Shares of stock shall have a par value of $1.00 per share.

Article VII. Directors. The number of directors of the corporation shall be two. The name of the director(s) who will serve as director until the first annual meeting and until a successor(s) is (are) elected and qualifies is (are):
Gary S. Murray and Areather T. Murray.

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Article VIII.  The holders of the common stock of the corporation shall have the right to purchase at such prices, and on such terms and conditions as shall be fixed by the Board of Directors, such of the shares of the common stock of the corporation as may be authorized but unissued or as may be authorized from time to time in addition to the 1000 shares authorized in the Articles of Incorporation. Such preemptive right shall be exercised in the ratio which the number of shares held by each stockholder bears to the total number of shares outstanding.

Article IX. No sale of stock shall be made by any stockholder to any person who is not a stockholder of the corporation except in the pursuance of the following terms and conditions:

     (1) In the event any stockholder desires to sell his stock, or any portion thereof to any person who is not a stockholder of the corporation, he shall first submit to the stockholders of the corporation satisfactory evidence of the agreement to purchase such stock by such third party and the price to be paid therefore.

     (2) In the event the remaining stockholders agree to purchase such stock at the same price which the stockholder can receive from a third party, then the stock shall be sold to the stockholders of the corporation in such proportionate amounts as their respective stockholdings bear to the entire stock held by the stockholders of the corporation.

     (3) In the event that any of the stockholders do not desire to purchase such stock, then such stock shall be sold at the price aforesaid to such of the stockholders who may desire to purchase the same; and in the same proportion as above specified.

     (4) No stock shall be sold to any person other than the stockholders of the corporation until each of the stockholders shall have been afforded an opportunity to purchase such stock at the price evidenced as aforesaid, and shall have declined to do so.

     (5) Notice in writing to the stockholders of the corporation of the desire of any stockholder to sell his stock, shall be given by such stockholder, and at the same time, satisfactory evidence shall be furnished to the stockholders as to the price as hereinbefore set forth. Stockholders shall have thirty days' time after the receipt of said notice within which to elect in writing to purchase such stock or to decline to do so.

Article X. Period of Existence. The period of existence of the corporation shall be unlimited.

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     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledged same to be my act on this 8th day of May, 1987.

/s/ William A. McCampbell III
_____________________________           _______________________
William A. McCampbell III                         Date



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                 ARTICLE OF AMENDMENT TO ARTICLES OF INCORPORATION


     Sylvest Management Systems Corporation, a corporation organized and existing under and by virtue of the law of the State of Maryland, DOES HEREBY
CERTIFY:

     FIRST:    That the Board of Directors of said corporation, at a meeting duly held, adapted the resolutions set forth below, proposing and declaring advisable the amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of Sylvest Management Systems Corporation, Article VII thereof, be amended by changing the number of Directors of the Corporation to not less than three (3) nor more than five (5).

     SECOND:   That the Shareholders of said corporation, at a meeting duly held, approved the amendment.

     THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 2-602 and 2-607 of the Corporations and Associations law of the State of Maryland.

     IN WITNESS WHEREOF, said Sylvest Management Systems, Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Gary S. Murray, its President, and attested by Areather T. Murray, its Secretary, this 15th day of December, 1987.

               SYLVEST MANAGEMENT SYSTEMS, CORPORATION


                    By: /s/ Gary S. Murray
                        ________________________________
                         Gary S. Murray, President

Attest:

By: /s/ Areather T. Murray
   ___________________________________
     Areather T. Murray, Secretary

                                 ACKNOWLEDGEMENT

               I certify that these Articles of Amendment to the Articles of Incorporation of Sylvest Management Systems, Corporation are the act and deed of such corporation and the facts stated therein are true, and that the seal affixed to said Articles of Amendment and attested by the secretary of said corporation is the corporate seal of said corporation.

                               /s/ Gary S. Murray
                              _________________________________
                                   Gary S. Murray, President


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                            CHANGE OF PRINCIPAL OFFICE
                                        OF
                        SYLVEST MANAGEMENT SYSTEMS CORPORATION



APPROVED AND RECEIVED FOR RECORD BY THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND MARCH 11, 1997 AT 11:55 O'CLOCK A.M. AS IN CONFORMITY WITH LAW AND ORDERED RECORDED.

IT IS HEREBY CERTIFIED THAT THE WITHIN INSTRUMENT, TOGETHER WITH ALL ENDORSEMENTS THEREON, HAS BEEN RECEIVED, APPROVED, AND RECORDED BY THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND.